SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT No. 1 TO

Annual Report on

FORM 11-K/A

For the year ended December 31, 2002

Commission file number 0-18287

ORBITAL SCIENCES CORPORATION
(Exact name of registrant as specified in charter)

Delaware (State of Incorporation of Registrant)	06-1209561 (I.R.S. Employer I.D. No.)

21839 Atlantic Boulevard
Dulles, Virginia 20166
(Address of principal executive offices)

(703) 406-5000
(Registrant’s telephone number)

DEFERRED SALARY AND PROFIT SHARING PLAN FOR EMPLOYEES OF
ORBITAL SCIENCES CORPORATION

(Full Title of the Plans)

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EXPLANATORY NOTE

We are filing this Amendment No. 1 to our Annual Report on Form 11-K for the Deferred Salary and Profit Sharing Plan for Employees of Orbital Sciences Corporation for the year ended December 31, 2002 for the purpose of furnishing the written statements pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 on Exhibits 99.1 and 99.2.

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SIGNATURE

     Pursuant to the requirement of the Securities Exchange Act of 1934, Orbital Sciences Corporation, the administrator of the employee benefit plan covered by this Report on Form 11-K/A, has duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

ORBITAL SCIENCES CORPORATION, Plan Administrator for the Deferred Salary and Profit Sharing Plan for Employees of Orbital Sciences Corporation

Dated: June 30, 2003	By:	/s/ Hollis M. Thompson Hollis M. Thompson Vice President and Corporate Controller

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EXHIBIT INDEX

The following exhibits are filed as part of this report.

Exhibit 23	Consent of PriceWaterhouseCoopers LLP (previously filed)

Exhibit 99.1	Written Statement of Vice President, Human Resources Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 (transmitted herewith)

Exhibit 99.2	Written Statement of Vice President and Corporate Controller Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 (transmitted herewith)

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